October 19, 2021

First American Funds, Inc. 800 Nicollet Mall Minneapolis, MN 55402

Re:	First American Funds, Inc. Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special local counsel to First American Funds, Inc., a Minnesota corporation (“the “Company”), in rendering the opinions hereinafter set forth with respect to the authorization and issuance of shares of the Company’s Series C, Class Five common stock, par value $.01 per share (the “Shares”), pursuant to the Agreement (as defined below).

We understand that the Shares will be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”), to be entered into between the Company, on behalf of one of its series, Government Obligations Fund (the “Acquiring Fund”), and PFM Funds, a Virginia business trust, on behalf of one of its series, Government Select Series (the “Acquired Fund”), pursuant to which the Acquiring Fund will acquire substantially all of the assets of the Acquired Fund in exchange for the Shares and the assumption by the Acquiring Fund of substantially all of the liabilities of the Acquired Fund. We also understand that the Shares are being registered under the Securities Act of 1933, as amended, pursuant to the Acquiring Fund’s Registration Statement on Form N-14, which is being filed on or about the date of this opinion letter (the “Registration Statement”). In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by the Acquiring Fund in connection with the authorization and issuance of the Shares and the authorization of the Agreement, and we have reviewed such questions of law and examined copies of such corporate records of the Acquiring Fund, certificates of public officials and of responsible officers of the Acquiring Fund, and such other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deemed proper upon certificates of public officials and of a responsible officer of the Acquiring Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinions hereinafter expressed, we have assumed, with the concurrence of the Acquiring Fund, that the Agreement will be executed and delivered by the parties thereto in substantially the form approved by the Acquiring Fund’s board of directors and filed with the Registration Statement; that the Shares will be issued and delivered upon the terms, in the manner and upon satisfaction of the conditions set forth in the Agreement and the Registration Statement; that the Acquiring Fund will not issue Shares in excess of the numbers authorized in the Acquiring Fund’s articles of incorporation as in effect at the date of issuance; and that the Acquiring Fund will maintain its corporate existence and good standing under the laws of the State of Minnesota in effect at all times from the date of this opinion letter through the date the Shares are issued and delivered pursuant to the Agreement.

50 South Sixth Street | Suite 1500 | Minneapolis, MN | 55402-1498 | T 612.340.2600 | F 612.340.2868 | dorsey.com

First American Funds, Inc.

October 19, 2021

Based on the foregoing, it is our opinion that the Shares, when issued and delivered by the Acquiring Fund pursuant to, and upon satisfaction of the conditions set forth in, the Agreement, will be legally issued and fully paid and non-assessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

Dorsey & Whitney LLP

JVH